Exhibit 4.16

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL, AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AGREEMENT

by and among

Missfresh Limited,

Intrepid Technology Limited,

and

Mejoy Infinite Limited

Dated as of August 2, 2023

i

ii

SCHEDULE I	Selling Shareholder and Purchase Price Allocation
SCHEDULE II	[Reserved]
SCHEDULE III	Company Disclosure Schedule
SCHEDULE IV	List of Key Employees
SCHEDULE V	Address for Notices

EXHIBIT A	Form of Deed of Instrument of Transfer for Selling Shareholder

iii

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on August 2, 2023 by and among:

1.	Missfresh Limited, an exempted company organized and existing under the Laws of the Cayman Islands (“Purchaser”),
2.	Intrepid Technology Limited, a limited liability company organized and existing under the Laws of the British Virgin Islands (the “Selling Shareholder”), and
3.	Mejoy Infinite Limited, a limited liability company organized and existing under the Laws of Hong Kong (the “Company”).

Each of the parties to this Agreement as of the date hereof is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company is engaged in the business of (i) providing offshore marketing related products and services; (ii) offering overseas media resources related products and services; and (iii) developing and operating a platform of overseas marketing channel for China domestic brands (collectively, the “Business”).

WHEREAS, the Selling Shareholder owns all of the issued and outstanding ordinary shares, par value US$1.00 per share, of the Company (collectively, the “Shares”) not already owned by the Purchaser; and

WHEREAS, the Selling Shareholder desires to sell to Purchaser, and Purchaser desires to purchase from the Selling Shareholder, on the terms and subject to the conditions set forth herein, such type and number of Shares as set forth opposite the Selling Shareholder’s name under columns 2 and 3 of Schedule I attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINED TERMS AND INTERPRETATION

SECTION 1.01Defined Terms. For purposes of this Agreement:

“Accounting Standards” means the generally accepted accounting principles in the United States or the PRC, as applicable, applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil,

regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, (i) any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and (ii) if such Person is a natural person, any spouse, parent, grandparent, child, or grandchild of such Person.

“Announcement 7” means the Announcement on Several Issues concerning the Corporate Income Tax on the Indirect Transfers of Assets by Non-Resident Enterprises issued by the State Administration of Taxation of the People’s Republic of China on February 3, 2015, as amended.

“Agreement” has the meaning set forth in the Preamble, which shall, for the avoidance of doubt, include all exhibits and schedules hereto.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, mandatory provident scheme, occupational retirement scheme, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the United States, Hong Kong or the Cayman Islands.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Offshore Investment and Financing and Round Trip Investment through Offshore Special Purpose Companies by PRC Residents (Huifa (2014) No. 37) issued by SAFE on July 14, 2014, as amended.

“Circular 7” means the Notice of the State Administration of Foreign Exchange on Issues concerning the Foreign Exchange Administration of Domestic Individuals’ Participation in Equity Incentive Plans of Overseas Listed Companies (Huifa (2012) No. 7) issued by SAFE on February 15, 2012, as amended.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Company.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, the Company.

“Competing Proposal” means any proposal or offer relating to any of the following (other than the Transactions or such other transaction involving only Purchaser and/or its Affiliates): (a) any merger, reorganization, consolidation, share exchange, business combination scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company, (b) any direct or indirect sale, assignment, exchange, transfer, pledge, encumbrance or disposal of in any way, or grant of any interest or right with respect to the disposition of (any of the foregoing, a “Transfer”), lease or license of any assets of the Company, (c) any direct or indirect Transfer of any equity securities of the Company to any Person, (d) any other transaction which would hinder or impede the execution, implementation or consummation of the Transaction.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Environmental, Health and Safety Laws” means any and all applicable Laws that: (i) relate to the pollution or protection of the environment (including air; surface water; groundwater and water in pipe, drainage or sewerage systems; land surface or sub-surface strata); (ii) prohibit, regulate, or control any Hazardous Material or any Hazardous Material Activity; or (iii) relate to the health or safety of employees, workers, occupiers, invitees or other Persons.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, phantom interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Fundamental Warranties” means each of the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03 and Section 3.04.

“Governmental Authority” means (i) any government of any nation, federation, province or state or any other political subdivision thereof, (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, (iii) any court, tribunal or arbitrator, (iv) any self-regulatory organization, (v) any public international organization, such as the United Nations or the World Bank and (vi) any securities exchange.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, labeling, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, distribution, import, or export of any Hazardous Materials or any product containing Hazardous Materials.

“Hazardous Materials” means any radioactive, infectious, flammable, toxic or hazardous substance, chemical, material, waste, pollutant, or contaminant which poses a present or potential hazard to human health and safety or to the environment, including without limitation (i) those chemicals, substances, materials and wastes defined as “hazardous substances” or “hazardous waste” prohibited or regulated under any Environmental, Health and Safety Laws; and (ii) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, and toxic mold.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any Person, any Action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, interest, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification.

“Injunction” means, as of any date, any final, non-appealable judgment, restraining order or permanent injunction, which is in effect as of such date that prohibits the consummation of the Transactions and has been issued by any Governmental Authority in any jurisdiction that is material to the business of Purchaser, the Company and/or their respective Affiliates.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, Software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Key Employee” means each of the Persons listed in Schedule IV attached hereto.

“Knowledge” means, with respect to the Warrantors, the actual knowledge of any of the Warrantors, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Company and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence.

“Law” or “Laws” means any and all publicly announced provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development that has had, has, or would reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), assets or Liabilities of the Company taken as a whole; provided, that none of the following, and no event, occurrence, fact, condition, change or development arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (a) adverse events, occurrences, facts, conditions, changes or developments in or generally affecting (i) the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the PRC or elsewhere in the world, including changes in interest and exchange rates or (ii) the industries in which the Company and its Subsidiaries operate; (b) changes in Accounting Standards or law or in the binding guidance, binding interpretation or enforcement thereof; (c) any worsening of geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis; (d) the execution, announcement, existence or pendency of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; and (e) any action taken by the Company or the Company’s Subsidiaries that is permitted to be taken or is required by the Transaction Documents; provided, further, that, with respect to clause (a), clause (b) and clause (c), any such event, occurrence, fact, condition, change or development shall be taken into account in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to, occur, if it disproportionately adversely affects the Company, taken as a whole, relative to other participants in the industries or markets in which they operate.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g., Linux) or similar licensing or distribution models, including, without limitation, Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of the Company.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, Circular 7, Circular 37 and any other applicable SAFE rules and regulations.

“SAMR” means the State Administration for Market Regulation of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration for Market Regulation, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the Laws of the PRC.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Tax” or “Taxation” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar Liabilities as described in clause (i)(a) and (i)(b) above.

“Transaction Documents” means collectively, this Agreement and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Warrantors” means, collectively, the Company and the Selling Shareholder.

SECTION 1.02Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Location of Definition
Aggregate Purchase Price	Section 2.02
Agreement	Preamble
Arbitration Notice	Section 9.03(a)
Balance Sheet	Section 3.11
Business	Recitals
Cash Consideration	Section 2.02(a)

Claims	Section 6.08
Closing	Section 2.03
Closing Date	Section 2.03
Company	Preamble
Company Affiliate	Section 3.16(a)
Company Disclosure Schedule	Article III
Company IP	Section 3.19(a)
Dispute	Section 9.03(a)
Financial Statements	Section 3.11
Government Entity	Section 3.16(a)(iv)
Government Official	Section 3.16(a)
HKIAC	Section 9.03(b)
HKIAC Rules	Section 9.03(b)
Indemnifying Party	Section 8.05(c)(i)
Licenses	Section 3.19(e)
Material Contracts	Section 3.15(a)
Money Laundering Laws	Section 3.16(c)
Parties	Preamble
Party	Preamble
Purchaser	Preamble
Purchaser Indemnified Parties	Section 8.05(a)
Relevant PRC Tax Authority	Section 6.06(b)
Required Governmental Consents	Section 3.07(b)
Sale Shares	Section 2.01
Sanctions	Section 3.16(b)
Selling Shareholder	Preamble
Selling Tax	Section 6.06(a)
Shares	Recitals, Exhibit A
Statement Date	Section 3.11
Survival Period	Section 8.04
Termination Date	Section 8.01(b)(i)
Third Party Claim	Section 8.05(c)(ii)
Transaction	Section 2.01
Transferee	Exhibit A
Transferor	Exhibit A

SECTION 1.03Interpretations. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in Article I shall have the meanings assigned to them in this Article I and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules and Exhibits are to the Schedules and Exhibits attached to this Agreement,

(vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xiii) references to Laws include any such Law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xiv) all references to U.S. dollars or to “US$” are to currency of the United States of America, and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

ARTICLE II

PURCHASE AND SALE

SECTION 2.01Purchase and Sale of Shares. Upon the terms and subject to the conditions contained herein, at the Closing, the Selling Shareholder shall, severally but not jointly, sell and transfer to Purchaser, and Purchaser shall purchase and acquire from the Selling Shareholder (the “Transaction”), the entire legal and beneficial ownership (together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement) of all of the Selling Shareholder’s Shares, which type and number of Shares is set forth opposite the Selling Shareholder’s name under columns 2 and 3 of Schedule I hereto (the “Sale Shares” of the Selling Shareholder), free and clear of all Liens.

SECTION 2.02Purchase Price. The aggregate purchase price (the “Aggregate Purchase Price”) shall be US$12,000,000 in cash without interest (the “Purchase Price”), apportioned among and payable by the Purchaser to the Selling Shareholder at the Closing as set out in column 4 of Schedule I hereto.

SECTION 2.03Closing; Closing Date. Upon the terms and subject to the conditions contained herein, the closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than forty-five (45) Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place agreed in writing by Purchaser and the Selling Shareholder (the “Closing Date”).

SECTION 2.04Closing Deliverables.

(a)Closing Deliverables by the Selling Shareholder. At the Closing, the Selling Shareholder shall:

(i)deliver or cause to be delivered to Purchaser a deed of transfer, in the form of Exhibit A hereto and duly executed by the Selling Shareholder, dated as of the Closing Date, with respect to the sale and transfer of all of the Selling Shareholder’s Sale Shares to Purchaser;

(ii)deliver to Purchaser, the original share certificate(s) representing all of the Selling Shareholder’s Sale Shares or, if such original share certificate(s) could not be located and delivered to Purchaser at the Closing, then the Selling Shareholder shall deliver to Purchaser an affidavit and indemnity for the lost share certificate(s) in form and substance acceptable to Purchaser and the registered office provider of the Company in respect of the Selling Shareholder’s Sale Shares; and

(iii)deliver or cause to be delivered to Purchaser the resignation letters of the Company’s directors appointed by the Selling Shareholder prior to the Closing, effective as of the Closing.

(b)Closing Deliverables by the Company. At the Closing, the Company shall deliver or cause to be delivered to Purchaser:

(i)the register of members, dated as of the Closing and certified by the registered office provider of the Company, updated to reflect the Transaction and Purchaser’s ownership of the Sale Shares, free and clear of all Liens;

(ii)one or more share certificates in the name of Purchaser (and/or its designee), dated as at the Closing Date and duly executed on behalf of the Company, collectively evidencing the ownership by Purchaser (and/or its designee) of the Sale Shares; and

(iii)the register of directors, dated as of the Closing and certified by the registered office provider of the Company, updated to reflect the resignation of each of the directors of the Company appointed by the Selling Shareholder.

(c)Closing Deliverables by Purchaser. At the Closing, subject to the terms and conditions hereunder, Purchaser shall, subject to the receipt by Purchaser or its Representatives of each of the documents required to be delivered by the Selling Shareholder pursuant to Section 2.04(a) and the Company pursuant to Section 2.04(b), pay or cause to be paid to the Selling Shareholder an amount equal to the Purchase Price applicable to the Selling Shareholder as set out in column 4 of Schedule I hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Subject to such exceptions as may be specifically set forth in the Company Disclosure Schedule delivered by the Warrantors to Purchaser as of the date hereof and attached to this Agreement as Schedule III (the “Company Disclosure Schedule”), each of the Warrantors jointly and severally represents and warrants to Purchaser that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date:

SECTION 3.01Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on the Business and its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. The Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction. Each of the Warrantors has full power and legal capacity to enter into, execute and deliver this Agreement and other Transaction Documents and to undertake, perform, discharge, observe and comply with all its/his obligations and liabilities hereunder and the transactions contemplated hereby and thereby.

SECTION 3.02Capitalization and Voting Rights.

(a)Company. Immediately prior to the Closing, the authorized share capital of the Company shall be US$10,000 divided into 10,000 shares, consisting of 10,000 Shares of par value US$1.00 each, all of which are issued and outstanding. Section 3.02(a) of the Company Disclosure Schedule sets forth the Company’s capital structure as of immediately prior to Closing.

(b)Outstanding Security Holders of the Company. A complete and current list of all shareholders, option holders and other security holders of the Company indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder is set forth in Section 3.02(a) of the Company Disclosure Schedule.

(c)[Reserved]

(d)[Reserved]

(e)No Other Securities. (A) There are no and at the Closing there shall be no other authorized or outstanding Equity Securities of the Company; (B) no Equity Securities of the Company are subject to any preemptive rights, rights of first refusal or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (C) the Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of the Company. The Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list any of the Equity Securities of the Company on any securities exchange. There are no voting or similar agreements which relate to the share capital or registered capital of the Company.

(f)Issuance and Status. All presently outstanding Equity Securities of the Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts (if any). All share capital or registered capital, as the case may be, of the Company have been duly and validly issued, are fully paid (or subscribed for) and non-assessable, and are and as of the Closing shall be free of any and all Liens and any third party rights. Except as contemplated under the Transaction

Documents, there are no (a) resolutions pending to increase the share capital or registered capital of the Company or cause the liquidation, winding up, or dissolution of the Company, nor has any distress, execution or other process been levied against the Company, (b) dividends which have accrued or been declared but are unpaid by the Company, (c) obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the Company. All dividends (if any) or distributions (if any) declared, made or paid by the Company, and all repurchases and redemptions of Equity Securities of the Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

(g)[Reserved]

SECTION 3.03Corporate Structure; Subsidiaries. The Company does not own or Control, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. The Company is not obligated to make any investment in or capital contribution in or on behalf of any other Person. The Company has not incurred any Liability since its formation. The Company does not engage in any business other than the Business. None of the Selling Shareholder or the Person owned or Controlled by the Selling Shareholder, is engaged in the Business or has any assets in relation to the Business or any Contract relating to the Business.

SECTION 3.04Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All actions on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performances of all obligations of each Warrantor and the Company have been taken or will be taken prior to the Closing. Each Transaction Document has been or will be on or prior to the Closing, duly executed and delivered by each Warrantor and when executed and delivered, constitutes valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SECTION 3.05Currently Issued Sharers. All currently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended and interpreted from time to time, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

SECTION 3.06Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in each case on the part of any Warrantor have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each Warrantor do not, and the consummation by each such Warrantor of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of the Company, (ii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Law (including without limitation the SAFE Rules and Regulations), (iii) result in any violation of, be in conflict with, or constitute a default under, or give rise to any right of termination, amendment, modification, acceleration or cancellation under, or give rise to any augmentation or acceleration of any Liability of the Company under, any Material Contract (as defined below), or (iv) result in the creation of any Lien upon any of the properties or assets of the Company other than Permitted Liens.

SECTION 3.07Compliance with Laws; Consents.

(a)Each Warrantor is, and has been, in compliance with all applicable Laws in all material aspects. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) constitute or may constitute or result in a violation by any Warrantor of, or a failure on the part of such Warrantor to comply with, any applicable Laws in any material aspects, or (b) may give rise to any obligation on the part of any Warrantor to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in any material aspects. None of the Warrantors has received any written notice from any Governmental Authority regarding any of the foregoing. No Warrantor is under investigation, has received any Governmental Order, or is subject to any Action with respect to a violation of any Law.

(b)All Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of the Company as now conducted and all material Consents relating to the conduction of the Business, including but not limited to the Consents from or with the Ministry of Commerce of the PRC, SAMR, SAFE, any Tax bureau, and health regulatory authorities and the local counterparts thereof, as applicable (or any predecessors thereof, as applicable) (collectively, the “Required Governmental Consents”), have been duly obtained or completed in accordance with all applicable Laws.

(c)No Required Governmental Consent contains any burdensome restrictions or conditions, and each Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. The Company is not in default under any Required Governmental Consent or has exceeded the permitted scope of activities under any such Required Governmental Consent. To the Knowledge of the Warrantors, there is no reason to believe that any Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. The Company has not received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any Required Governmental Consent issued to the Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by the Company.

(d)The Selling Shareholder, who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, has complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. Neither the Company nor the Selling Shareholder has received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations.

SECTION 3.08Non-Contravention. None of the Warrantors is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents of the respective Warrantor, or in any material respect of any term or provision of any material contract to which such Warrantor is a party or by which it may be bound or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Warrantor. None of the activities, agreements, commitments or rights of any Warrantor is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Warrantor’s constitutional documents or any material contract to which such Warrantor is a party or by which it may be bound, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Lien, charge or encumbrance upon any asset of any Warrantor.

SECTION 3.09Tax Matters.

(a)All Taxation of any nature whatsoever for which the Company is liable and which has fallen due for payment has been duly paid in all material aspects and without prejudice to the foregoing the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made. In respect of any PRC Company, (i) all loss carry-forwards are valid and available under PRC Tax law to offset future taxable profits; and (ii) Tax registrations have been completed in all applicable locations in China.

(b)All notices, computations and Tax Returns which ought to have been given or made, have been properly and duly submitted by the Company to the relevant Taxation authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities.

(c)The amount of Taxation chargeable on the Company during the relevant statutory limitation period has not been affected to any extent by any concession, arrangements, agreement or other formal or informal arrangement with any Taxation authority (not being a concession, agreement or arrangement available to companies generally).

(d)The Company has not within the relevant statutory limitation period paid or become liable to pay, nor, to the Knowledge of the Warrantors, are there any circumstances by reason of which it is likely to become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

(e)The Company has not within the past ten years or since incorporation, whichever is earlier, been subject to or is currently subject to any investigation, audit or visit by any Taxation or excise authority, and none of the Selling Shareholder and the Company is aware of any such investigation, audit or visit planned for the next twelve months.

(f)The Company is not treated for any Taxation purpose as resident in a country other than the country of its incorporation and the Company has not, or has had within the relevant statutory limitation period a branch, agency or permanent establishment in a country other than the country of its incorporation. The Company is only subject to Taxation in the country of its incorporation, and the Company will conduct business in a manner such that it will not become subject to Taxation in any jurisdiction other than the country of its incorporation.

(g)The assessment of any additional Taxes with respect to the Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent Balance Sheet in the Financial Statements (as defined below). Since the Statement Date (as defined below), the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, and the Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period, whether or not assessed or disputed as of the date of the applicable Balance Sheet.

(h)The Company has not been the subject of any Action by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. The Company is not responsible for the Taxes of any other Person by reason of Contract, successor liability or otherwise, except for Taxes that are incurred in the ordinary course of business of the Company.

(i)The Company has been in compliance with all applicable Laws relating to all Tax credits and Tax holidays enjoyed by the Company established under the Laws of the PRC or otherwise under applicable Laws which is not and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effect of changes in the applicable Laws.

(j)The Company has conducted all related party transactions on an arm’s-length basis.

SECTION 3.10Charter Documents; Books and Records. The Charter Documents of the Company are in the form provided to the Purchaser. The Company has been in compliance with its Charter Documents, and the Company has not violated or breached any of their respective Charter Documents. The Company has made available to the Purchaser or its counsel a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately in all material respects. The Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with the applicable Accounting Standards. None of the books of account or records of the Company contains any falsified entries. The register of members and directors (if applicable) of the Company is correct, there has been no notice of any proceedings to rectify any such register, and there are no circumstances which might lead to any application for its rectification.

SECTION 3.11Financial Statements. The unaudited consolidated balance sheet (the “Balance Sheet”) as of June 30, 2023 (the “Statement Date”), and the unaudited statements of operations and cash flows for the Company for the period from January 1, 2022 to June 30, 2023 (collectively, the financial statements referred to above, the “Financial Statements”) have been provided to the Purchaser. The Financial Statements (a) have been prepared in accordance with the books and records of the Company, (b) fairly present in all material respects the financial condition and position of the Company as of the dates indicated therein and the results of operations and cash flows of the Company for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material, and (c) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to the Company, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards), and no further goods or services are required to be provided in order to complete the sales and to entitle the Company to collect in full in respect of any such receivables. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Company. None of the receivables owing to the Company (i) has been due for more than sixty (60) days, (ii) is payable by an account debtor that is insolvent or bankrupt or (iii) has been pledged to any third party by the Company.

SECTION 3.12Changes. Since the Statement Date, the Company has (i) operated its business (including the Business), in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business (including the Business), (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into Contracts except those in the ordinary course of business consistent with past practice. Since the Statement Date, there has not been any Material Adverse Effect or any material change in the way the Company conducts its business (including the Business). Except as the Purchaser otherwise agreed, there has not been:

(a)any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice;

(b)any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(c)any waiver, termination, cancellation, settlement or compromise of a valuable right, debt or claim;

(d)any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any Lien (other than Permitted Liens) or (2) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(e)any amendment to or termination of any Material Contract (including any amendment or termination due to the Transaction), any entering of any new Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to or waiver under any Charter Document;

(f)any material change in any compensation arrangement or Contract with any employee, or adoption of any new Benefit Plan, or made any change in any existing Benefit Plan;

(g)any declaration, setting aside, dividend payment or other distribution in respect of any Equity Securities of the Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by the Company;

(h)any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of the Company;

(i)any change in accounting methods or practices or any revaluation of any of its assets;

(j)any change in the approved or registered business scope of the Company or any change to any Consent held by the Company;

(k)except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(l)any commencement or settlement of any Action;

(m)any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of the Company;

(n)any resignation or termination of any Key Employee, or to the Knowledge of the Warrantors, any indication of a Key Employee’s intention to terminate his/her employment with the Company, or any resignation or termination of any group of employees of the Company;

(o)any transaction with any Related Party; or

(p)any agreement or commitment to do any of the things described in the preceding paragraphs of this Section 3.12.

SECTION 3.13Actions. There is no Action pending or, to the Knowledge of the Warrantors, (w) threatened against or affecting the Company, or any of its officers, directors or employees with respect to the Business, (x) threatened against or affecting the Company with respect to any of their assets or properties, (y) threatened against or affecting any officers, directors or employees of the Company in connection with such person’s respective relationship with the Company or the use by any employee of the Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, nor to the Knowledge of the Warrantors is there any basis for any of the foregoing, or (z) threatened relating to the operation of the Business, nor is any Warrantor aware of any basis for the foregoing. There is no judgment or award ruling or order including any Governmental Order unsatisfied (x) against the Company, any Key Employee or office or director of the Company in connection with such Person’s respective relationship with the Company which would impact the Company nor is there any Governmental Order in effect and binding on the Company or their respective assets or properties, or (y) relating to the operation of the Business. There is no Action pending by the Company against any third party nor does the Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned in writing the legal right of the Company to conduct its business (including the Business) as presently being conducted.

SECTION 3.14Liabilities. The Company does not have any Liabilities (including the Indebtedness that it has directly or indirectly created, incurred or assumed) of the type that would be disclosed on a balance sheet in accordance with the applicable Accounting Standards, except for (i) liabilities set forth in the Balance Sheet that have not been satisfied since the Statement Date, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Company’s business consistent with its past practices and which do not exceed US$50,000 in the aggregate. The Company is not a guarantor or indemnitor of any Liabilities of any other Person.

SECTION 3.15Commitments.

(a)Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” means, collectively, each Contract (x) to which the Company or any of its properties or assets is bound or subject to, or (y) is related to the Business, that (a) involves obligations (contingent or otherwise) or payments in excess of US$50,000 per annum or has an unexpired term in excess of one year after the date hereof, (b) licenses, transfers, assigns, sales, incurs any Lien on Intellectual Property that is material to the Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Company on non-exclusive and non-negotiated terms), (c) restricts the ability of the Company to compete or to conduct or engage in any business or activity or in any jurisdiction, region or territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, “change in control”, “most favored nation”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authorities, (f) is with a Related Party, (g) involves indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business other than the sale of inventory in the ordinary course of business of the Company, (i) involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property, including the Leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of material product or service (other than utilities), (m) is a Benefit Plan (other than the employment Contracts), or a collective bargaining agreement or is with any labor union or other representatives of the employees, (n) is a Control Document, (o) is a brokerage or finder’s agreement, or sales agency, marketing or distributorship Contract that is not in the ordinary course of business of the Company and inconsistent with the Company’s past practice.

(b)A true, fully-executed copy of each Material Contract including all amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract, if any) has been delivered to the Purchaser. Each Material Contract is a valid and binding agreement of the Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order (or cause a Material Adverse Effect to the Company as a result), and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. The Company has duly performed all of its obligations under each Material Contract in all material respect to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by the Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. The Company has not given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. The Company has not received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

(c)Other than the Transaction Documents, there is no non-compete agreement or other similar commitment to which the Company is a party that would impose restrictions upon the Purchaser or its Affiliates.

SECTION 3.16Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(a)None of the Company and its Subsidiary or, to the Knowledge of the Warrantors, any director, officer, agent, employee affiliate or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”), is aware of or has taken any action, directly or indirectly, that would result in a violation of or has violated the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from corporate funds, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i)influencing any act or decision of such Government Official in his official capacity;

(ii)inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(iii)securing any improper advantage; or

(iv)inducing such Government Official to influence or affect any act or decision of any Government Entity, in order to assist the Company or its Subsidiary in obtaining or retaining business for or with, or directing business to the Company or its Subsidiary or in connection with receiving any approval of the transactions contemplated herein. None of the Company Affiliate has accepted anything of value for any of the purposes listed in clauses (i) through (iv) of this section. As used in this Section 3.16, “Government Entity” means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

(b)None of (a) the Company or any of its Subsidiaries or (b) to the Knowledge of the Warrantors, any officer, employee, director, agent, affiliate or Person acting on behalf of the Company or any of its Subsidiaries, is owned or Controlled by a Person that is targeted by or the subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant governmental entity and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended (collectively, the “Sanctions”).

(c)The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation, all U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Warrantors, threatened.

SECTION 3.17Title; Properties.

(a)Title; Personal Property. The Company has good and valid title to, or valid leasehold interest in, all of its respective assets, whether tangible or intangible (including those reflected in the Balance Sheet, together with all assets acquired thereby since the Statement Date, but excluding those that have been disposed of since the Statement Date), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent all material assets (including all rights and properties) necessary and sufficient for the conduct of the business (including the Business) of the Company as presently conducted. Except for leased or licensed assets, no Person other than the Company owns any interest in any such assets. All leases of real or personal property to which the Company is a party are fully effective and afford the Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company are (a) in good condition and repair (reasonable wear and tear excepted) and (b) not obsolete or in need in of renewal or replacement, except for renewal or replacement in the ordinary course of business. There are no facilities, services, assets or properties which are used in connection with the business of the Company and which are shared with any other Person.

(b)Real Property. The Company does not own or have legal or equitable title, leasehold interest or other right or interest in any real property or any leasehold interest.

(c)General. The real properties currently owned or occupied by the Company are adequate for the conduct of its business as currently conducted and as proposed to be conducted. The Company does not use any real property in the conduct of its business except insofar as it holds valid land use rights or building ownership or has secured a Lease with respect thereto. No default or event of default on the part of the Company or event which, with the giving of notice or passage of time or both, would constitute a default or event of default has occurred and is continuing unremedied or unwaived under the terms of any of the land use rights, or the Leases. There is no claim asserted or, to the Knowledge of the Warrantors, threatened by any Person regarding the lessor’s ownership of the property demised pursuant to each Lease. There exists no pending or, to the Knowledge of the Warrantors, threatened condemnation, eminent domain proceedings, confiscation, dispute, claim, demand or similar proceeding with respect to, or which could affect, the continued use and enjoyment of any owned properties or any Lease. The Company has not received, within the past three years, any notice, oral or written, of the intention or resolution of any Governmental Authority or other Person to take or use all or any part of the real properties.

SECTION 3.18Related Party Transactions. No Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, the Company or has any direct or indirect interest in the Company other than as set forth in Section 3.02(a) of the Company Disclosure Schedule, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries for the current pay period, reimbursable expenses or other standard employee benefits). No Related Party has any direct or indirect interest in any Person with which the Company is affiliated or with which the Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to the Company any goods, intellectual or other property rights or services) or in any Contract to which the Company is a party or by which it may be bound or affected, and no Related Party directly or indirectly competes with or has any interest in any Person that directly or indirectly competes with the Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies).

SECTION 3.19Intellectual Property Rights.

(a)Company IP. The Company owns, is licensed to use or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business (including the Business), as currently conducted by the Company (“Company IP”) without any conflict with or infringement of the rights of any other Person.

(b)IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of the Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. Neither the Company nor any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. The Company is not or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate the Company to grant or offer to any Person any license or right to any material Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of the Company’s products or services, by the Company or (b) may affect the validity, use or enforceability of such Company Owned IP. The Company has not (i) transferred or assigned any material Company IP; (ii) authorized the joint ownership of, any Company IP; or (iii) permitted the rights of the Company in any Company IP to lapse or enter the public domain.

(c)Infringement, Misappropriation and Claims. The Company has not misappropriated, or to the Knowledge of the Warrantors violated, or infringed any Intellectual Property of any other Person, nor has the Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Company IP of the Company, and the Company has not given any written notice to any other Person alleging any of the foregoing. No Person has challenged the ownership or use of any Company IP by the Company. The Company has not agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d)Assignments and Prior IP. All inventions and know-how conceived by employees of the Company related to the business of the Company are currently owned exclusively by the Company. All employees, contractors, agents and consultants of the Company who are or were involved in the creation of any Intellectual Property for the Company have executed an assignment of inventions agreement that vests in the Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Owned IP have received reasonable reward and remuneration from the Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws. All employee assignment of invention Contracts contain provisions relating to employee technological achievements and inventions which comply with the applicable Laws of the PRC. It will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by the Company, except for those that are exclusively owned by or licensed to the Company, and none of such Intellectual Property has been utilized by the Company. None of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by the Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to the Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the business of the Company as presently conducted.

(e)Licenses. [Reserved]

(f)Protection of IP. The Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of the Company and all suppliers, customers, distributors, and other third parties having access to any Company IP have executed and delivered to the Company an agreement requiring the protection of such Company IP. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for the Company, or is incorporated into any products or services of the Company, the Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(g)No Public Software. No Public Software forms part of any product or service provided by the Company or otherwise involved in the Business or was or is used in connection with the development of any product or service provided by the Company or otherwise involved in the Business or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any product or service provided by the Company or otherwise involved in the Business. No Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

SECTION 3.20Labor and Employment Matters.

(a)The Company has complied with all applicable Laws related to labor or employment in all material respects, including provisions thereof relating to wages, hours, overtime working, working conditions, benefits, retirement, social welfare, housing fund contribution, equal opportunity and collective bargaining. There is not pending or to the Knowledge of the Warrantors threatened, and there has not been since the incorporation of the Company, any Action relating to any violation or alleged violation of any applicable Laws by the Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or the Company. The Company has caused all of their present officers and employees (including without limitation the Key Employees) to enter into standard employment agreements with the Company.

(b)Section 3.20(b) of the Company Disclosure Schedule contains a true and complete list of each Benefit Plan, currently or previously adopted, maintained, or contributed to by the Company or under which the Company has any Liability or under which any employee or former employee of the Company has any present or future right to benefits. Except for required contributions or benefit accruals for the current plan year and salary compensation provided in the employment Contracts, no Liability has been or is expected to be incurred by the Company under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, to the Knowledge of the Warrantors, no event, transaction or condition has occurred or exists that would result in any such Liability to the Company . Each of the Benefit Plans listed in Section 3.20(b) of the Company Disclosure Schedule is and has at all times been in compliance with all applicable Laws (including the SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or threatened Actions involving any Benefit Plan listed in Section 3.20(b) of the Company Disclosure Schedule. The Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain. The Company is in compliance with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

(c)There has not been, and there is not now pending or, to the Knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against the Company.

(d)Schedule IV enumerates each Key Employee, along with each such individual’s title. Each such individual is currently devoting all of his or her business time to the conduct of the business of the Company. No such individual is subject to any covenant restricting him/her from working for the Company. No such individual is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, the Company. The Company has not received any notice alleging that any such violation has occurred. No such individual is currently working or, to the Knowledge of the Warrantors, plans to work for any other Person that competes with the Company, whether or not such individual is or will be compensated by such Person. No such individual or any group of employees of the Company has given any notice of an intent to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any such individual or any group of employees.

SECTION 3.21Insurance. The Company has in full force and effect public liability insurance in amounts customary for companies similarly situated. There is no claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance with the terms of such policies and bonds.

SECTION 3.22Suppliers. Section 3.22 of the Company Disclosure Schedule is a correct list of top five (5) suppliers (by attributed expenses) (with related or affiliated Persons aggregated for purposes hereof) for the Business for the six-month period ending on the Statement Date, together with the aggregate amount of revenues received or expenses paid to such business partners during such periods. To the Knowledge of the Warrantors, each such supplier can provide sufficient and timely supplies of goods and services in order to meet the requirements of the Company’s Business consistent with prior practice. The Company has not experienced or been notified of any shortage in goods or services provided by its suppliers or other providers and has no reason to believe that any Person listed on Section 3.22 of the Company Disclosure Schedule would not continue to provide to, or purchase from, or cooperate with, respectively, or that it would otherwise alter its business relationship with, the Company at any time after the Closing on terms substantially similar to those in effect on the date hereof, in any case. There is not currently any dispute pending between the Company and any Person listed on Section 3.22 of the Company Disclosure Schedule.

SECTION 3.23Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the applicable Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and the Company does not use any personal bank accounts of any employees, directors, officers thereof during the operation of the business. The signatories for each bank account of the Company are listed on Section 3.23 of the Company Disclosure Schedule.

SECTION 3.24Entire Business; No Undisclosed Business. The Company does not share or provide any facilities, operational services, assets or properties with or to any other entity which is not the Company. Neither the Company nor any of its Subsidiaries is engaged in insurance, banking and financial services, basic telecommunications, or public utility businesses.

SECTION 3.25No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company.

SECTION 3.26Environmental, Health and Safety Laws.

(a)The Company is in compliance with all Environmental, Health and Safety Laws, which compliance includes the possession by the Company of all permits and other governmental authorizations required under applicable Environmental, Health and Safety Laws and compliance with the terms and conditions thereof, except where the failure to do so would not have a Material Adverse Effect. To the best Knowledge of the Warrantors, the Company has not received, since their inceptions, any communication from a governmental authority that alleges that it is not in such full compliance.

(b)There is no environmental Action pending or threatened against the Company and there are no pending Actions, activities or circumstances related to the release, emission, discharge, or disposal of any Hazardous Material, in each case, which would have a Material Adverse Effect.

SECTION 3.27Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials (other than forward-looking information or materials) provided by the Warrantors to the Purchaser in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All projections, budgets, business plans and other similar forward-looking materials provided to the Purchaser in connection with the negotiation or execution of this Agreement represented the best estimates of the Company and were prepared in good faith by the Company. Except as set forth in this Agreement or the Company Disclosure Schedule, to the Knowledge of the Warrantors, there is no fact or document or matter that the Company has not disclosed to the Purchaser in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have any Material Adverse Effect or which would could reasonably be expected by any Warrantor, being a business Person, to materially adversely influence the decision of the Purchaser to invest in the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Selling Shareholder that:

SECTION 4.01Corporate Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets to carry on its business as it is now being conducted.

SECTION 4.02Authority Relative to This Agreement. Purchaser has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to carry out and perform its obligations thereunder and to consummate the Transactions. All action on the part of Purchaser necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of Purchaser thereunder, has been taken or will be taken prior to the Closing. Each Transaction Document to which Purchaser is a party has been, or will be on or prior to the Closing, duly executed and delivered by Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) where applicable, the recognition and enforcement of arbitral awards being subject to relevant Laws

SECTION 4.03Consents. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of Purchaser, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by Purchaser, and the consummation by Purchaser of the transactions contemplated thereby, do not and will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of Purchaser, any applicable Laws, or any material contract to which Purchaser is a party, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, Purchaser (including without limitation, any indebtedness of the Purchaser), or (iii) result in the creation of any Lien upon any of the material properties or assets of Purchaser other than Permitted Liens.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

The Selling Shareholder hereby, severally but not jointly, represents and warrants to Purchaser that:

SECTION 5.01Corporate Organization. The Selling Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets to carry on its business as it is now being conducted.

SECTION 5.02Title. The Selling Shareholder is the beneficial and record owner of the Sale Shares of the Selling Shareholder free and clear of all Liens. The Selling Shareholder has the power to sell, transfer, assign and deliver its Sale Shares as provided in this Agreement and, upon transfer and delivery of the Sale Shares to the Purchaser and payment therefor in accordance with this Agreement and entry of the name of the Purchaser as the holder of the Sale Shares in the register of members of the Company, such transfer and delivery will convey to Purchaser good and marketable title to such Sale Shares, free and clear of all Liens. The Sale Shares of the Selling Shareholder are duly authorized, validly issued, fully paid and non-assessable.

SECTION 5.03Authority Relative to This Agreement. The Selling Shareholder has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to carry out and perform its obligations thereunder and to consummate the Transaction. All actions on the part of the Selling Shareholder (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of the Selling Shareholder thereunder, have been taken or will be taken prior to the Closing. This Agreement has been, and each of the other Transaction Documents to which the Selling Shareholder is a party will be at or prior to the Closing, duly executed and delivered by the Selling Shareholder, and when duly executed and delivered, shall constitute valid and legally binding obligations of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) where applicable, the recognition and enforcement of arbitral awards being subject to relevant Laws.

SECTION 5.04Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in each case on the part of the Selling Shareholder have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by the Selling Shareholder do not, and the consummation by such party of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, any Governmental Order, any provision of the Charter Documents of the Selling Shareholder, any applicable Laws, or any material contract to which the Selling Shareholder is a party, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, the Selling Shareholder (including without limitation, any indebtedness of the Selling Shareholder), or (iii) result in the creation of any Lien upon any of the material properties or assets of the Selling Shareholder, other than Permitted Liens.

ARTICLE VI

COVENANTS

SECTION 6.01Conduct of Business by the Company Pending the Closing.

(a)From the date hereof until the Closing Date or termination of this Agreement pursuant to Section 8.01, except as the Purchaser otherwise agrees in writing, the Company shall (and the Warrantors shall cause the Company to): (a) conduct its business, including the Business, in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and Contracts, (b) pay or perform its debts, Taxes, and other obligations when due, (c) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (d) unless otherwise contemplated by the Transaction Documents, use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, (e) otherwise periodically report to Purchaser concerning the status of its business, operations and finance, and (f) take all actions reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent to the Transaction set forth in Article VII to be satisfied.

(b)From the date hereof until the Closing Date or termination of this Agreement pursuant to Section 8.01, except as the Purchaser otherwise agrees in writing, (i) the Company shall not (and the Warrantors shall not permit the Company to) take any action that would make any representation and warranty of the Warrantors inaccurate at the Closing, (ii) the Company shall not (and the Warrantors shall not permit the Company to) (a) waive, release or assign any material right or claim, (b) take any action that would reasonably be expected to materially impair the value of the Company relating to the Business, (c) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset relating to the Business, (d) issue, allot, or grant any Equity Security, (e) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security, (f) incur any Indebtedness for borrowed money or capital lease commitments or assume or guarantee any Indebtedness of any Person, (g) enter into any Contract or other transaction with any Related Party, or (h) authorize, approve or agree to any of the foregoing.

SECTION 6.02Access to Information. Following the date hereof until the Closing Date or termination of this Agreement pursuant to Section 8.01, the Company will give

Purchaser and its Representatives reasonable access during normal business hours to all employees, officers, agents, Contracts and properties and to all books and records of the Company, will permit Purchaser to make such inspections as Purchaser may reasonably require and will cause officers of the Company to furnish Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Purchaser may from time to time reasonably request; provided, that no investigation pursuant to this Section 6.02 shall affect or be deemed to modify any of the representations or warranties made by the Warrantors.

SECTION 6.03No Solicitation of Transaction. The Company shall ensure that neither the Company nor any of the directors or officers of the Company shall, and each Representative of the Company (for the purpose of this clause, including, without limitation, any investment banker, attorney or accountant retained by it or the Company), shall be directed not to, and the Selling Shareholder shall not, in each case, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information in a manner designed to encourage), or take any other action to facilitate, any inquiries or discussions (including with the Company’s shareholders) or the making of any Competing Proposal (including, without limitation, any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Competing Proposal, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the Transaction to, any person or entity in connection with, or in order to obtain, an Competing Proposal, or (iii) agree to, approve, adopt, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any Competing Proposal, or enter into any letter of intent, confidentiality agreement, term sheet, Contract, commitment, obligation, arrangement or understanding contemplating or otherwise relating to, or consummate, any Competing Proposal, or (iv) authorize or permit any of the officers, directors or Representatives of the Company to take any action set forth in clauses (i) through (iii) above. The Company shall notify Purchaser in writing as promptly as practicable (and in any event within twenty-four (24) hours after the Company has knowledge thereof), of any proposal or offer, or any request for information or other inquiry or request, that could reasonably be expected to lead to an Competing Proposal, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has determined to provide confidential information to such person in violation of this Section 6.03.

SECTION 6.04Notification of Certain Matters. Each of the Company and the Selling Shareholder shall promptly notify Purchaser, and Purchaser shall promptly notify the Selling Shareholder, in writing of:

(a)any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

(b)any written notice or other written communication from any Governmental Authority in connection with the Transaction;

(c)any Actions commenced or, to the Knowledge of the Company or the Selling Shareholder, on the one hand, or the knowledge of Purchaser, on the other hand, threatened against the Company or Purchaser or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such Party pursuant to any of such Party’s representations and warranties contained herein, or that relate to such Party’s ability to consummate the Transaction; and

(d)if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such Party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.01, Section 7.02, or Section 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.04 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) be deemed to amend or supplement the Company Disclosure Schedule, or (C) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

SECTION 6.05Confidentiality; Public Announcements. Each of the Parties (other than Purchaser) agrees that it will not, and will ensure that the Company and its Representatives will not, directly or indirectly, without Purchaser’s prior written consent, make any disclosure of or announce the existence and terms of this Agreement, Purchaser’s identity or any information pertaining to or provided by Purchaser or their respective Representatives in connection therewith or otherwise relating to the transactions contemplated hereunder, to any other Person. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as agreed upon by Purchaser. Thereafter, each Party hereto (other than Purchaser) shall consult with Purchaser before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference with respect to this Agreement or the Transaction and shall not, without the prior written consent of Purchaser, issue any such press release, have any such communication, make any such other public statement or schedule any such press conference prior to such consultation.

SECTION 6.06Tax Filings and Payments.

(a)The Parties hereby acknowledge, covenant and agree that (i) none of Purchaser, the Company or any of their respective Affiliates (including the Company) shall have any obligation to pay any Tax of any nature that is required by applicable Law to be paid by the Selling Shareholder or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by the Transaction Documents (the “Selling Tax” of the Selling Shareholder); and (ii) the Selling Shareholder agrees to bear and pay, severally but not jointly, any and all Selling Taxes with respect to the Selling Shareholder’s Sale Shares.

(b)The Selling Shareholder shall, within the required time limits in accordance with applicable PRC Laws, duly and properly make with the applicable PRC Tax Governmental Authority (being the PRC Tax Governmental Authority to which such filings are to be made pursuant to applicable Law) (the “Relevant PRC Tax Authority”) the relevant Tax filings and disclosures that are required by applicable Laws (including Announcement 7) in connection with the Transaction, if and to the extent such filings and/or disclosures are legally required. The Selling Shareholder shall provide updates to Purchaser upon Purchaser’s reasonable request as to whether the Selling Shareholder is required by applicable Laws (including Announcement 7) to make such filings and/or disclosures, and if so, the determination (and delivers to Purchaser assessment notices issued by the Relevant PRC Tax Authority in connection with such determination, where applicable) and payment status of any Taxes assessed by the Relevant PRC Tax Authority in respect of the Selling Shareholder in connection with the Transaction.

(c)If the Selling Shareholder or any of its Affiliates receives any notice or demand from any Relevant PRC Tax Authority in respect of the Transaction, the Selling Shareholder shall as soon as reasonably practicable provide a true and complete copy of the notice or demand to Purchaser.

(d)The Selling Shareholder shall, severally but not jointly, indemnify and hold harmless, on an after-tax basis, the Purchaser Indemnified Parties forthwith on demand from and against all Selling Taxes and Indemnifiable Losses (which, for the avoidance of doubt, shall include any loss of cost basis) incurred or suffered by such Purchaser Indemnified Party arising or resulting from or in connection with any breach the Selling Shareholder of any of their obligations under this Section 6.06.

SECTION 6.07Further Assurances; Filings. Upon the terms and subject to the conditions herein, (i) each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, and (ii) the Selling Shareholder hereto agrees to cause the legal representatives, directors, supervisors and officers of each PRC Company to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents; provided, in each case, that except as expressly provided herein, no Person shall be obligated to grant any waiver of any condition or other waiver hereunder.

SECTION 6.08Release of Claims. With automatic effect upon the Closing, the Selling Shareholder, on behalf of itself and on behalf of its shareholders or members, as applicable, assigns and beneficiaries and, to the extent acting in a representative capacity, its creditors, investors, Affiliates, Representatives, successors and assigns of any of them, agrees to release the Company and its directors, shareholders (other than the Selling Shareholder), officers and employees from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative (“Claims”), the Selling Shareholder may bring, which Claims arise from, relate to, or are in connection with, the Selling Shareholder’s ownership of Shares, the Transaction, any and all documents, contracts, agreements, instrument and deeds entered into in connection with the Transaction, and all procedures conducted and all documentation executed or adopted (including notices and authorization documentation) for purposes of facilitating or consummating the Transaction, other than any Claims for breach of this Agreement.

ARTICLE VII

CONDITIONS TO THE CLOSING

SECTION 7.01Conditions to the Obligations of Each Party. The obligations of Purchaser, the Selling Shareholder and the Company to consummate the Transaction are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)No Injunction. No Governmental Authority of competent jurisdiction shall have issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Transaction. No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Transaction.

SECTION 7.02Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Transaction are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)Representations and Warranties of the Warrantors. (i) The Fundamental Warranties shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all respects as of such particular date), and (ii) all other representations and warranties of the Warrantors contained in Article III, without giving effect to “material,” “materially,” “Material Adverse Effect” or similar qualifications, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such particular date).

(b)Performance of Obligations by the Warrantors. The Warrantors shall have performed and complied with, in all material respects, all covenants, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them on or before the Closing.

(c)Closing Certificate. The Warrantors shall have executed and delivered to Purchaser a certificate dated as of the Closing Date (i) stating that each of the relevant conditions specified in Section 7.02 (but not including Section 7.02(d) and Section 7.02(e)) have been fulfilled as of the Closing, and (ii) attaching thereto (A) the Charter Documents of the Company as then in effect and (B) copies of all resolutions approved by the shareholders and boards of directors of the Company that is a party to a Transaction Document related to the Transaction, and (C) the good standing certificate with respect to the Company issued no earlier than one month prior to the Closing Date.

(d)Representations and Warranties of the Selling Shareholder. (i) Each of the representations and warranties of the Selling Shareholder contained in Section 5.01, Section 5.02 and Section 5.03 shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in each case for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all respects as of such particular date), and (ii) all other representations and warranties of the Selling Shareholder contained in Article V, without giving effect to “material,” “materially,” “Material Adverse Effect” or similar qualifications, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such particular date)

(e)Performance of Obligations by the Selling Shareholder. The Selling Shareholder shall have performed and complied with, in all material respects, all covenants, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

(f)Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

SECTION 7.03Conditions to the Obligations of the Selling Shareholder. The obligations of the Selling Shareholder to consummate the Transaction are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)Representations and Warranties of Purchaser. (i) The representations and warranties of Purchaser contained in Sections 4.01 and 4.02 shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all respects as of such particular date), and (ii) all other representations and warranties of Purchaser contained in Article IV, without giving effect to “material,” “materially,” “Material Adverse Effect” or similar qualifications, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such particular date).

(b)Performance of Obligations. Purchaser shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

ARTICLE VIII

TERMINATION AND INDEMNIFICATION

SECTION 8.01Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing, as follows:

(a)by mutual written consent of Purchaser and the Selling Shareholder;

(b)by Purchaser if:

(i)the Closing shall not have occurred on or before the date that is three (3) months after the date of this Agreement (such date as may be extended in accordance with this Section 8.01(b)(i), the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to Purchaser if the circumstances described in this Section 8.01(b)(i) are primarily caused by a failure by Purchaser to comply with its obligations under this Agreement; or

(ii)an Injunction shall have been issued;

(iii)if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Warrantors set forth in this Agreement (including a failure by any such Warrantor to complete the Closing subject to and in accordance with Article II), or if any representation or warranty with respect to the Company shall have become untrue, in either case such that the condition set forth in Section 7.02(a) or the condition set forth in Section 7.02(b) would not be satisfied; and

(iv)solely with respect to the Sale Shares related to a specific Selling Shareholder’s Sale Shares, if there shall have been a breach of any representation, warranty, covenant or agreement by the Selling Shareholder set forth in this Agreement (including a failure by any the Selling Shareholder to complete the Closing subject to and in accordance with Article II), or if any representation or warranty of the Selling Shareholder shall have become untrue, in either case such that the condition set forth in Section 7.02(d) and Section 7.02(e) would not be satisfied; or

(c)by the Selling Shareholder if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the condition set forth in Section 7.03 would not be satisfied; provided, that the Selling Shareholder shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Selling Shareholder is then in material breach of any of its representations, warranties, covenants or other agreements hereunder.

SECTION 8.02Procedure Upon Termination. In the event of termination by Purchaser or the Selling Shareholder pursuant to Section 8.01 hereof, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate without further action by any Party.

SECTION 8.03Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives of any party hereto) other than for breaches of this Agreement prior to the date of such termination; provided, that the terms of Section 6.05, this Article VIII and Article IX shall survive any termination of this Agreement.

SECTION 8.04Survival of Representations, Warranties and Covenants. The representations and warranties of the Warrantors in Article III shall survive the Closing until the second (2nd) anniversary of the Closing; provided, that (i) the Fundamental Warranties shall survive the Closing until the expiration of the applicable statute of limitations under applicable Laws, and (ii) the survival period for any indemnification obligation relating to any claim of liability for Taxes attributable to any breach of any representation or warranty made in Section 3.09 shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations under applicable Laws. The representations and warranties of the Selling Shareholder in Article V shall survive the Closing until the second (2nd) anniversary of the Closing; provided, that Section 5.01, Section 5.02 and Section 5.03 shall survive the Closing until the expiration of the applicable statute of limitations under applicable Laws. The applicable survival periods set forth in this Section 8.04 shall be referred to as the “Survival Period”. The right of the Purchaser Indemnified Parties to make a claim under Section 8.05 shall be subject to the Purchaser Indemnified Parties making a claim pursuant to Section 8.05 prior to the expiration of the applicable Survival Period.

SECTION 8.05Indemnity.

(a)Indemnification by Warrantors. Subject to the limitations on indemnities set forth in Section 8.06, from and after the Closing, each of the Warrantors shall, severally and jointly, indemnify and hold harmless Purchaser and its Affiliates (including, for the avoidance of doubt, the Company from and after the Closing) and their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all Indemnifiable Losses, directly or indirectly, resulting from or relating to:

(i)any inaccuracy in or breach of any representation or warranty set forth in Article III; or

(ii)any breach or non-fulfillment of any covenant or obligation to be performed by any Warrantor under this Agreement.

(b)Indemnification by Selling Shareholder. Subject to the limitations on indemnities set forth in Section 8.06, from and after the Closing, the Selling Shareholder shall,

severally and not jointly, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Indemnifiable Losses, directly or indirectly, resulting from or relating to:

(i)any inaccuracy in or breach of any representation or warranty set forth in Article V by the Selling Shareholder; or

(ii)any Tax obligations of Purchaser, its respective Affiliates or the Company arising from the failure of the Selling Shareholder to comply with its obligations under Section 6.06.

(c)Indemnification Procedures.

(i)If any Purchaser Indemnified Party believes that it has a claim that may give rise to an indemnity obligation hereunder, such Purchaser Indemnified Party shall give the Party from whom indemnification is being sought (an “Indemnifying Party”) prompt written notice of any matter which such Purchaser Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right or indemnification is claimed or arise; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 8.04 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by a Purchaser Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Purchaser Indemnified Party within thirty (30) days from its receipt of the notice from the Purchaser Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Purchaser Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Purchaser Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 9.03.

(ii)In the case of any claim for indemnification that involves a third party (a “Third Party Claim”), the Indemnifying Party will have the right to participate in, and, to the extent the Indemnifying Party so desires, to assume the defense thereof, with counsel reasonably satisfactory to the Purchaser Indemnified Party. However, the Purchaser Indemnified Party will have the right to retain separate counsel and to participate in the defense thereof at its sole cost and expense, except that the reasonable documented fees and expenses of such counsel shall be paid by the Indemnifying Party if representation of such Purchaser Indemnified Party by the counsel retained by the Indemnifying Party would be, based on the opinion of counsel, inappropriate due to an actual conflict of interest between such Purchaser Indemnified Party and any other party represented by such counsel in such Action. To the extent the Purchaser Indemnified Party is entitled to indemnification hereunder in such matter and subject to the other limitations herein, the Indemnifying Party will be responsible for the expenses of such defense even if the Indemnifying Party does not elect to assume such defense. The Indemnifying Party shall not, except with the consent of the Purchase Indemnified Party (not to be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the Purchaser Indemnified Party of all Liability in respect of such Third Party Claim. The Purchaser Indemnified Party shall not settle or compromise, or offer to settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned). Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(iii)If any Indemnifying Party is required to deduct or withhold any amounts from any indemnification obligation payable to the Purchaser Indemnified Parties under Section 8.04, the amount of such Indemnifying Party’s indemnification obligation shall be increased such that the net payment received by the Purchaser Indemnified Parties, after any such deduction or withholding, equals the amount of the Indemnifying Party’s indemnification obligation under Section 8.04.

SECTION 8.06Limitations on Indemnity.

(a)The Warrantors collectively shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 8.05(a) from and after the aggregate amount of indemnification under Section 8.05(a) recovered from the Selling Shareholder exceeds an amount equal to the Aggregate Purchase Price.

(b)No Warrantor shall be entitled to claim against the Company for contribution, reimbursement, indemnification or other participation in respect of or arising out of any indemnification obligation of the Warrantors hereunder, and each Warrantor hereby irrevocably and unconditionally waives any such claim it may have against the Company. Each Warrantor is entitled to claim against any other Warrantor (other than the Company) for contribution, reimbursement, indemnification and other participation.

(c)In no event shall any Indemnifying Party be liable to any Purchaser Indemnified Party for indemnification under Section 8.04 for any punitive, incidental, consequential, special or indirect damages.

(d)Notwithstanding anything in this Agreement to the contrary, for the sole purpose of determining the amount of Indemnifiable Losses (and not for determining whether any breaches of representations or warranties have occurred), the representations and warranties contained in Article III and Article V shall be deemed to have been made without being qualified by “materiality,” “materially” or “Material Adverse Effect” or similar qualifications, except to the extent such “materiality” qualifier or word of similar import is used for the express purpose of listing any information on the Company Disclosure Schedule rather than qualifying a statement.

(e)Notwithstanding anything to the contrary contained herein, the limitations on indemnification and liability set forth in this Section 8.06 shall not apply to a claim for Indemnifiable Losses arising out of fraud or willful misconduct by any Warrantor or the Selling Shareholder.

(f)Notwithstanding anything to the contrary contained herein and without prejudice to Section 9.05 with respect to non-monetary damages and related equitable remedies, except in the case of fraud or willful misconduct, Section 8.05 shall be the exclusive remedy after the Closing for monetary damages against any Indemnifying Party by any Purchaser Indemnified Party in connection with any Transaction Document.

SECTION 8.07Tax Treatment of Indemnification Payments. All indemnification payments made under Section 8.04 shall be treated as adjustments to the Aggregate Purchase Price and the Purchase Price for the applicable Selling Shareholder for Tax purposes, unless otherwise required by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) the Selling Shareholder, directly or indirectly (by operation of law or otherwise), without the prior written consent of Purchaser, and (ii) Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Selling Shareholder; provided, that the Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 9.02Governing Law. This Agreement shall be governed by and construed under the Laws of the Hong Kong, without regard to principles of conflict of Laws thereunder.

SECTION 9.03Dispute Resolution.

(a)Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof (each, a “Dispute”), shall be referred to arbitration upon the demand of either party to the Dispute with notice (the “Arbitration Notice”) to the other.

(b)The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators. Each of claimant and respondent shall appoint one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the HKIAC Council.

(c)The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 9.03, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(d)Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(g)The Parties agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance). Any party to the Dispute shall be entitled to seek interim measures of protection and emergency relief in aid of arbitration from any court of competent jurisdiction. Application for such protective or similar emergency interim relief shall not be deemed inconsistent with the agreement to arbitrate or deemed a waiver of the right to arbitrate.

(h)During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

SECTION 9.04Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule V (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

SECTION 9.05Rights Cumulative; Specific Performance. Subject to express limitations of liability of a Party under this Agreement, each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the other parties’ obligation to consummate the Transaction, subject in each case to the terms and conditions of this Agreement), in addition to any other remedy at law or equity. Each Party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

SECTION 9.06Fees and Expenses. Each Party shall bear its own legal, accounting and other out-of-pocket costs and expenses incurred by such Party in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

SECTION 9.07Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction. Without limitation of the foregoing, notwithstanding any claim or determination regarding the validity, legality, enforceability or binding nature of this Agreement with respect to any individual Party, this Agreement shall be valid, binding and enforceable with respect to each other Party, and nothing herein and no such claim or determination shall in any way limit Purchaser’s right to treat the agreements herein with each Party as a separate, severable agreements, enforce this Agreement with respect to an individual Party and separately consummate the transactions hereunder with respect to an individual Party.

SECTION 9.08Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of the Company, the Selling Shareholder and Purchaser. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

SECTION 9.09No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

SECTION 9.10Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

SECTION 9.11No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

SECTION 9.12Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, PDF and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

SECTION 9.13Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers or authorized Representatives thereunto duly authorized.

PURCHASER:

Missfresh Limited

By	/s/ XU Zheng
Name:	XU Zheng
Title:	Chairman of the Board of Directors and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers or authorized Representatives thereunto duly authorized.

SELLING SHAREHOLDER:

Intrepid Technology Limited

By:	/s/ Lily Yang
Name:	Lily Yang
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers or authorized Representatives thereunto duly authorized.

COMPANY:

Mejoy Infinite Limited.

By:	/s/ Renjie Yan
Name:	Renjie Yan
Title:	Director

SCHEDULE I

SELLING SHAREHOLDER AND PURCHASER PRICE ALLOCATION

Column 1	Column 2	Column 3	Column 4
Selling Shareholder	Type of shares owned in Company	Number of shares owned in Company	Purchase Price (in US$)
Intrepid Technology Limited	Ordinary Shares	10,000	12,000,000
TOTAL	/	10,000	12,000,000

SCHEDULE II

[RESERVED]

SCHEDULE III

COMPANY DISCLOSURE SCHEDULE

SECTION 3.02Capitalization and Voting Rights

(a)Capital Structure. Immediately prior to the Closing, the authorized share capital of the Company shall be US$10,000 divided into 10,000 shares, consisting of 10,000 Shares of par value US$1.00 each, all of which are issued and outstanding.

(b)Outstanding Security Holders of the Company.

Name of Shareholder	Type of Security	Number of Shares
Intrepid Technology Limited	Ordinary Shares	10,000

SECTION 3.03Corporate Structure; Subsidiaries

Intrepid Technology Limited
↓ 100%

Mejoy Infinite Limited

SECTION 3.15Commitments

(a)List of all Material Contracts

No.	Contract	Counter party	Amount of payment (in US$)	Term of contract
1	[REDACTED]	[REDACTED]	[REDACTED]	May 1, 2022 - December 31, 2026

2	[REDACTED]	[REDACTED]	[REDACTED]	July 1, 2023 - June 30, 2024
3	[REDACTED]	[REDACTED]	[REDACTED]	October 27, 2022 – December 31, 2023
4	[REDACTED]	[REDACTED]	[REDACTED]	December 29, 2022 - December 31, 2023
5	[REDACTED]	[REDACTED]	[REDACTED]	January 1, 2023 - December 31, 2023
6	[REDACTED]	[REDACTED]	[REDACTED]	January 1, 2023 – December 31, 2023
7	[REDACTED]	[REDACTED]	[REDACTED]	January 1, 2023 = December 31, 2023
8	[REDACTED]	[REDACTED]	[REDACTED]	January 1, 2023 - December 31, 2023
9	[REDACTED]	[REDACTED]	[REDACTED]	January 1, 2023 - December 31, 2023
10	[REDACTED]	[REDACTED]	[REDACTED]	July 11, 2023 - December 31, 2023
11	[REDACTED]	[REDACTED]	[REDACTED]	January 1, 2023 - December 31, 2023

12	[REDACTED]	[REDACTED]	[REDACTED]	April 1, 2023 - December 31, 2023

SECTION 3.20Labor and Employment Matters.

(b)List of Benefit Plan

No.	Benefit plan	Annual amount of payment HKD
1	Annual physical examination	1700
2	Festive benefits
3	Birthday benefits
4	Insurance and housing fund
5	Year-end bonus

SECTION 3.22Suppliers

A list of top five (5) suppliers (by attributed expenses) (with related or affiliated Persons aggregated for purposes hereof) for the Business for the six-month period ending on the Statement Date.

No.	Name of supplier	Type of business	Expense paid $	Term of contract
1	[REDACTED]	Purchase	[REDACTED]	May 1, 2022 - December 31, 2026
2	[REDACTED]	Purchase	[REDACTED]	July 1, 2023 - June 30, 2024

3	[REDACTED]	Purchase	[REDACTED]	October 27, 2022 – December 31, 2023
4	[REDACTED]	Purchase	[REDACTED]	December 29, 2022 – December 31, 2023
5	[REDACTED]	Purchase	[REDACTED]	January 1, 2023 - December 31, 2023

SECTION 3.23Internal Controls.

A list of signatories for each bank account of Company

No.	Bank name	Account #	Signatory
1	HSBC	[REDACTED]	Renjie Yan

SCHEDULE IV

LIST OF KEY EMPLOYEES

No.	Name of the Key Employees	Title
1.	[REDACTED]	Financial Manager
2.	[REDACTED]	Overseas Ad Optimizer
3.	[REDACTED]	Head of AE Operation
4.	[REDACTED]	Head of Ad Delivery
5.	[REDACTED]	Designer

SCHEDULE V

ADDRESS FOR NOTICES

If to the Selling Shareholder:

Address:	[REDACTED]
Attention:	Intrepid Technology Limited
Email Add:	[REDACTED]

If to Purchaser:

Address:	Missfresh Limited, 3rd Floor, Block A, Vanke Times Center, No. 9 Wangjing Street, Chaoyang District, Beijing 100016, The People’s Republic of China
Attention:	XU Zheng
Email Add:	[REDACTED]

EXHIBIT A

FORM OF DEED OF INSTRUMENT OF TRANSFER

FOR SELLING SHAREHOLDER

MEJOY INFINITE LIMITED

(incorporated in Hong Kong)

DEED OF INSTRUMENT OF TRANSFER

Date:

The undersigned, Intrepid Technology Limited (the “Transferor”), for good and valuable consideration received, does hereby transfer to Missfresh Limited, an exempted company organized and existing under the Laws of the Cayman Islands (the “Transferee”), the number and class of shares specified below standing in the Transferor’s name in Mejoy Infinite Limited, a company organized under the laws of Hong Kong, registered in the name of the Transferor (the “Shares”) to hold unto the Transferee. And, the Transferee does hereby agree to take the Shares.

Name of Transferee	Number and Class of Shares transferred	Consideration

Missfresh Limited	10,000 Ordinary Shares	Fully paid

This Deed of Instrument of Transfer is governed by and is to be construed according to the laws of Hong Kong.

(Signature Page Follows)

Executed and delivered as a deed by [Name of signatory] for and on behalf of the Transferor

Intrepid Technology Limited

……………………….
Name:
Title:

We hereby agree to take the Shares and have them registered in our name in the Register of Members of the Company.

Missfresh Limited

……………………….
Name:
Title: